Exhibit 23.1

Pacific Rim Geological Consulting, Inc.

P.O. Box 81906, Fairbanks, Alaska 99708

Phone 907 388 6607 Email: Bundtzen@pacrimgeol.com

October 22, 2026

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: United States Antimony Corporation (USAC) – Consent of Qualified Person

Ladies and Gentlemen:

Pursuant to the requirements of Subpart 1300 of Regulation S-K (17 CFR § 229.1300 et seq.) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, I, Thomas Bundtzen, hereby consent to:

1.	The public filing and use by United States Antimony Corporation (the "Company") of the technical report summary titled "SEC S-K 1300 Technical Report Summary, Initial Assessment and Estimation of Placer Gold and Lode Antimony-Gold Resources, Nolan Creek Area, Wiseman Mining District Alaska" dated October 6, 2026 (the "Technical Report Summary") as an exhibit to and in connection with the Company's Form 8-K, and any other filings made by the Company with the U.S. Securities and Exchange Commission (the "SEC").

2.	The use of my name, and any quotations from or summarization of the Technical Report Summary, in the Company’s SEC filings, including any registration statements, annual reports, or prospectus supplements.

3.	The incorporation by reference of the Technical Report Summary, and references to my name or my status as a Qualified Person, into any subsequently filed registration statements or amendments thereto.

I hereby confirm that I have read the relevant disclosures in the Company’s filing(s) for which this consent is provided, and that the disclosure fairly and accurately represents the information, conclusions, and mineral resource estimates contained in the Technical Report Summary for which I am responsible as a Qualified Person.

Sincerely,

Thomas K. Bundtzen
Qualified Person (QP)
AIPG Certified Professional Geologist (CPG) #10912

Alaska Certified Professional Geologist #592

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